1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	MGPI REPORTS SIGNIFICANTLY IMPROVED SECOND QUARTER RESULTS AND ANNOUNCES NEW EXPANSION PROJECT AT KC PLANT

         ATCHISON, Kan., February 4, 2004—MGP Ingredients, Inc. (MGPI/Nasdaq) today reported a significant improvement in financial results for the second quarter of fiscal 2004 compared to the same period the prior year. The company also announced plans today for a new $4.5 million expansion project at its Kansas City, Kan., facility. Scheduled to be completed by September, 2004, the project is expected to approximately double production capacity for the company’s Wheatex® line of textured wheat proteins.

         The company’s net income in the current year’s second quarter, which ended Dec. 31, 2003, was $1,834,000, or 24 cents per share, on sales of $59,409,000. For the second quarter of fiscal 2003, MGPI had net income of $48,000, or 1 cent per share, on sales of $44,408,000.

         For the first six months of fiscal 2004, the company posted net income of $4,304,000, or 56 cents per share, on sales of $116,463,000. That compares to net income of $6,838,000, or 85 cents per share, on sales of $87,307,000 for the prior year’s first six months. However, earnings for the first half of fiscal 2003 were principally due to $13 million in non-operating income ($7.9 million after the effects of income taxes) resulting from the recognition of insurance proceeds in excess of the net recorded costs of assets that were destroyed in the September 13, 2002 distillery explosion at the company’s Atchison, Kansas plant.

         “One of the most gratifying aspects of our second quarter improvement compared to a year ago is that it resulted from the growth of our specialty ingredients business combined with improved results in our distillery business,” said Ladd Seaberg, president and chief executive officer. “Although second quarter earnings were down compared to the immediately preceding first quarter, it should be noted that our first quarter income included approximately $1,960,000, equivalent to 15 cents per share, resulting from a revised estimate of business interruption insurance proceeds related to the fourth quarter of fiscal 2003,” he stated. Total business interruption proceeds received by the company in the first quarter amounted to $5.7 million.

         Provided to compensate for the effects of the distillery explosion, business interruption insurance proceeds in the current year’s second quarter amounted to approximately $3 million and were allocated to the company’s distillery products segment. Additionally, MGPI recorded approximately $394,000 (net of income tax) during the second quarter from a previously announced United States Department of Agriculture program to provide cash incentives to ethanol producers.

         Sales in the company’s ingredients segment in the second quarter of fiscal 2004 amounted to $19,630,000, up 51 percent compared to total ingredient sales of $12,991,000 in the second quarter of fiscal 2003. Sales in the distillery products segment were $39,779,000 in the second quarter of fiscal 2004, an increase of approximately 27 percent above distillery products sales of $31,417,000 for the same period the prior year.

         The improved results in the company’s ingredients segment in the second quarter of fiscal 2004 compared to a year ago were attributable to a 72 percent increase in sales of specialty ingredients, consisting mainly of specialty wheat proteins and starches.

         “The increased demand for our specialty ingredients in the second quarter versus a year ago principally occurred in the food area,” said Mike Trautschold, executive vice president of marketing and sales. “Sales of our Arise® line of wheat protein isolates more than tripled compared to a year ago, and sales of our new FiberStar 70™ resistant wheat starch, which we just introduced to the marketplace this fiscal year, experienced strong December shipments,” he added.

         Trautschold said the Arise® and FiberStar 70™ ingredients “are gaining increasing interest in the marketplace for the benefits they provide customers in producing great-tasting bakery and related products.” He went on to say that these ingredients “are attracting a tremendous amount of attention for both their functional and nutritional qualities” in creating high-protein, low-carbohydrate products. “The popularity of various high-protein, low-carb diets continues to build momentum, which many industry sources believe may not level off for possibly two to three years,” he said.

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ADD 1—MGPI REPORTS SIGNIFICANTLY IMPROVED RESULTS

         Second quarter sales of Wheatex® experienced a more than 100 percent increase compared to a year ago. “Initially developed for use in meat analogs and meat extension applications, our Wheatex® line has been expanded to include varieties that perform extremely well in grain-based food formulations, including low-carb products,” Trautschold said. “Demand for Wheatex® has grown substantially in the grain-based foods area, which the new $4.5 million expansion at our Kansas City facility will greatly strengthen our ability to serve,” he added.

         Even though sales of the company’s Polytriticum® resins, which are used in the manufacture of pet chews and environmentally-friendly bio-based products, declined from the first quarter in which there were customer inventory builds for seasonal promotional activities, sales of the resins in the second quarter were 40 percent higher than they were in the comparable quarter a year ago.

         “Both current and anticipated growth of our specialty ingredients is the principal reason that we raised our earnings guidance for all 12 months of fiscal 2004 to a range of $1.00 to $1.10 per share from our previous target range of 35 cents to 40 cents per share,” Seaberg said. “It is also the reason that we have embarked on a number of previously announced capacity improvement projects at our Atchison, Pekin, Ill., and Kansas City, Kan., facilities.” Those previously announced projects are expected to be completed by early this spring at a combined cost of approximately $8.4 million.

         The second quarter increase in total sales of distillery products compared to a year ago was partially due to a nearly 21 percent increase in sales of fuel grade alcohol along with a 26 percent rise in sales of distillers feed, the principal by-product of the alcohol production process. Additionally, sales of unfinished alcohol produced at the Atchison plant in the second quarter of fiscal 2004 were up by approximately $4.2 million compared to the second quarter of fiscal 2003. The company’s sales of food grade alcohol were essentially even with the level experienced in the prior year’s second quarter. As previously reported, the reconstruction of the Atchison distillery was completed in early December. As a result, all alcohol now produced at that location is being sold as finished alcohol.

         “Second quarter selling prices for both food grade and fuel grade alcohol improved slightly compared to a year ago,” Trautschold said. “While our prices for fuel grade alcohol are holding relatively steady, our food grade alcohol prices on average have dropped slightly since the end of the second quarter,” he added.

         The company’s energy costs were up substantially in this year’s second quarter versus the same period last year due mainly to a 43 percent increase in natural gas prices and also to the fact that operations at the Atchison plant in the prior year were affected by the September, 2002 distillery explosion. While both natural gas prices and raw material prices for grain, principally corn, have risen some since the end of the second quarter, “the improved efficiencies provided by our rebuilt distillery in Atchison should help reduce the effect of these factors on our distillery products segment,” Trautschold stated.

         “We are very fortunate to have the Atchison distillery back in full operating condition and to be able to benefit from advantages provided by the new equipment,” Seaberg said. “I am extremely satisfied with the outcome of the reconstruction,” he added, “and especially pleased that our strategy to grow the specialty ingredients area of our business is succeeding due to the success of our efforts in developing, producing and marketing timely and innovative solutions for our customers.”

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS
(unaudited)	Three Months Ended December 31	Six Months Ended December 31
(Dollars in thousands, except per share)	2003	2002	2003	2002
NET SALES	$ 59,409	$ 44,408	$ 116,463	$ 87,307
COST OF SALES	54,289	46,903	109,656	89,625
GROSS PROFIT	5,120	(2,495)	6,807	(2,318)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,078	3,406	8,776	6,727
OTHER OPERATING INCOME	3,384	6,171	9,474	7,694
INCOME (LOSS) FROM OPERATIONS	3,426	270	7,505	(1,351)
OTHER INCOME (LOSS) NET	(140)	113	141	13,279
INTEREST EXPENSE	(263)	(304)	(542)	(626)
INCOME BEFORE INCOME TAXES	3,023	79	7,104	11,302
PROVISION FOR INCOME TAXES	1,189	31	2,800	4,464
NET INCOME	$ 1,834	$ 48	$ 4,304	$ 6,838
OTHER COMPREHENSIVE INCOME (LOSS)	(93)	(223)	(123)	(608)
COMPREHENSIVE INCOME (LOSS)	1,741	(175)	4,181	6,230
BASIC EARNINGS PER COMMON SHARE	$ 0.24	$ 0.01	$ 0.56	$ 0.85
DILUTED EARNINGS PER COMMON SHARE	$ 0.24	$ 0.01	$ 0.56	$ 0.85
DIVIDENDS PER COMMON SHARE	$ 0.15	$ 0.15	$ 0.15	$ 0.15
Weighted average shares outstanding	$ 7,659,024	$ 8,026,920	$ 7,662,559	$ 8,049,154

CONSOLIDATED BALANCE SHEETS
(unaudited)	Dec. 31	June 30	(unaudited)	Dec. 31	June 30
(Dollars in thousands)	2003	2003	(Dollars in thousands)	2003	2003
ASSETS			LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT ASSETS:			CURRENT LIABILITIES:
Cash and cash equivalents	$ 4,388	$ 17,539	Current maturities of long-term debt	$ 3,201	$ 3,201
Receivables	22,117	20,466	Accounts payable	10,299	9,729
Inventories	29,674	26,956	Accrued expenses	3,635	3,604
			Deferred income taxes	241	241
Prepaid expenses	2,133	1,578	Deferred income	13,462	14,323
Deferred income taxes		-
Income taxes receivable	893	3,086	Total Current Liabilities	$ 30,838	$ 31,098
Total Current Assets	59,205	69,625
Property and equipment, At Cost	278,313	263,990
Less accumulated depreciation	179,521	172,186	LONG-TERM DEBT	12,494	15,232
Property and Equipment, Net	98,792	91,804	POST-RETIREMENT BENEFITS	5,952	5,780
Insurance Receivable	15,273	11,515	DEFERRED INCOME TAXES	15,802	15,802
OTHER ASSETS	163	186	STOCKHOLDERS' EQUITY	108,347	105,218
	$ 173,433	$ 173,130		$ 173,433	$ 173,130